EXHIBIT 99.1

NEWS

FOR IMMEDIATE RELEASE                                                                             CONTACT: Thomas J. Considine, Jr.
 May 31, 2005                                                                                                                                (201) 476-5404

BUTLER APPEARS BEFORE NASDAQ LISTING QUALIFICATIONS PANEL

Montvale, NJ, May 31, 2005   Butler International, Inc. (Nasdaq: BUTLE) appeared before the NASDAQ Listing Qualifications Panel on Thursday, May 26, 2005 to request a further extension of the deadline to file its Annual Report on Form 10-K for the year ended December 31, 2004.

On May 25, 2005, the Company received a notice from NASDAQ that as a result of not timely filing its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005 it is not in compliance with NASDAQ's listing requirements.  During the May 26th hearing, the Company also requested from NASDAQ a further extension for compliance under Rule 4310(c)(14) for filing its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005.  The Company expects a decision on its requests for these extensions within 30 days.

In connection with the audit of its 2004 consolidated financial statements, the Company, along with its independent public accountants, is conducting a review of its accounting treatment of Chief Executive Magazine, a related party, for the years ended December 31, 2004 and 2003.  The Company does not expect any adjustments to result in a change to earnings.

About Butler International

Butler International is a leading provider of TechOutsourcing services, helping customers worldwide increase performance and savings.  Butler's global services model provides clients with onsite, offsite, or offshore services delivery options customized appropriately to their unique objectives.  During its 59-year history of providing services, Butler has served many prestigious companies in industries including aircraft, aerospace, defense, telecommunications, financial services, heavy equipment, manufacturing, and more.  If you would like to find out more about Butler's value-added services, visit us on the web at http://www.butler.com.

Information contained in this press release, other than historical information, may be considered forward-looking in nature as such it is based upon certain assumptions and is subject to various risks and uncertainties as set forth in the Company's filings with the Securities and Exchange Commission.  Such risks and uncertainties may not be controllable by the Company.  To the extent that these assumptions prove to be incorrect, or should any of these risks or uncertainties materialize, the actual results may vary materially from those that were anticipated.

Mindpower for a Changing WorldSM
World Headquarters, 110 Summit Avenue, Montvale, NJ 07645 (201) 573-8000
http://www.butler.com